iLabor Network Supplier Agreement
Amendment No. 2

Whereas, pursuant to the iLabor Network Supplier Agreement entered into between ClearPoint Resources, Inc. (“ClearPoint”),  Staffchex, Inc. (“Staffchex”) and Staffchex Servicing, Inc. (“Staffchex Servicing” and together with “Staffchex”, the “Company”) on February 28th, 2008 (the “Agreement”), and as Amended on March 16th, 2009, ClearPoint and the Company wish to enter into this amendment (the “Second Amendment”) to the Agreement dated this  18th  day of November, 2009 but effective as of November 1, 2009 (the “Effective Date”) as follows:

1. Section 3 of the Agreement “3. Compensation; Payment Terms; Insurance; Taxes” shall be deleted in its entirety and replaced with the following:

3.  Compensation; Payment Terms; Insurance; Taxes.  For services performed in accordance with the Project requirements, ClearPoint will pay the Company for billable work hours approved by the Client at the agreed-upon hourly bill rate (the “Fee”).  ClearPoint will pay the Company its Fee within thirty (30) business days of invoice date.  If Client fails to pay ClearPoint, then ClearPoint is not liable to the Company for such fee. The Company will carry and maintain sufficient workmen’s compensation, liability and other insurance customary in this industry covering all Temps placed with a Client.  The Company will be solely responsible for the payment of all Temp wages, benefits, applicable taxes (including, but not limited to, social security, federal, state, local or any other employee payroll taxes) and insurance costs arising from the Company’s performance of the services requested by Client.  The hourly bill rate includes payment for all taxes, fees, fringe benefits, insurance, workmen’s compensation coverage, profit and overhead.  The Company shall use ClearPoint’s web-based computer program for time reporting.

On the date hereof, The Company will transfer the Transferred Accounts (Transferred Accounts are defined those contracts listed in Exhibit A of the Assignment and Assumption Agreement and Bill of Sale dated November 18, 2009 entitled “Contracts”) detailed on Attachment A hereto, which during the first full week after operational transfer thereof (which shall be no later than December 14, 2009)  shall meet or exceed minimum billings of $96,153 for such week (the “Guaranteed Billings”).  In the event that the billings for such Transferred Accounts do not meet or exceed the Guaranteed Billings, Staffchex shall immediately transfer additional accounts sufficient to reduce the shortfall to zero.  ClearPoint in its Reasonable Discretion can accept or reject Transferred Accounts; for purposes of this agreement, Reasonable Discretion may include, but not be limited to, for reasons of pricing, safety and risk, credit worthiness, and rejection by the network.

ClearPoint agrees that through the Effective Date, the Compensation shall be capped at 1.25% of weekly collections.  As of the Effective Date  , the Company shall adjust the Compensation to ClearPoint to seventy-five one hundreds of one percent (0.75%) of all collections from the its billings for temporary staffing services provided by the Company, regardless of whether such services were provided through the Network (the “Compensation”); provided that this amount shall be payable in two portions (1) Twenty-five one hundreds of one percent (0.25%), ,to the extent not already paid by Staffchex, shall be payable weekly from Effective Date through January 31, 2010; (2) the balance, Fifty one hundreds of one percent (0.50%) (the “Deferred Percentage”) of the total collections during each calendar month from Effective Date through January 31, 2010 will be deferred and added to the second portion ($3,105) of the Prior Compensation noted below (Deferred Percentage multiplied by collections from the Effective Date  through January 31, 2010 during each calendar month divided by 52 plus $3,105) but without any additional amounts calculated for interest or similar compensation (the “Deferred Amount”) and thereafter the Compensation will be due and payable on each Payment Date (as defined below).  Past due Compensation owed through the Effective Date (collections from September 28 through the Effective Date calculated at 1.25% less amounts previously paid) will be paid in equal weekly installments commencing March 1, 2010 through May 31, 2010 in addition to other amounts owed.

For the six (6) month period commencing February 1, 2010 and ending July 31, 2010, the average monthly billings for Transferred Accounts (and any additional transferred accounts transferred by Staffchex), measured at the end of such six (6) month period, shall meet or exceed a minimum of $625,000 per month.  In the event the billings from the Transferred Accounts and additional transferred accounts do not meet the $625,000 minimum average described above, then five percent (5%) of the shortfall between the actual billings and the $625,000 minimum average described above will be due and payable in equal installments over the sixteen week period beginning with the payment in September 1, 2010.  Staffchex, at its own expense, shall have the right to audit or have an independent third party audit the directly relevant financial records generated by ClearPoint for the limited purpose of verifying the accuracy of the amount of the billings with respect to the Transferred Accounts and additional transferred accounts.  Upon the date on which the billings from the Transferred Accounts and additional transferred accounts meet or exceed a total of $307,682 per week for six (6) consecutive weeks, ClearPoint shall immediately pay a success fee in the form of an immediate transfer and assignment of all Eighteen Thousand Six Hundred and Seven (18,607) shares of stock of Staffchex (the “Success Fee”) and this Agreement shall automatically terminate and be of no further force and effect without any further action by the parties hereto; provided however that all provisions with respect to the payment of the Prior Compensation and any Deferred Amount shall survive the termination of this Agreement without reduction until paid in full in accordance with the terms hereof.  In connection with the delivery of the Success Fee, ClearPoint hereby irrevocably constitutes and appoints Staffchex and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of ClearPoint and in the name of ClearPoint, from time to time in the discretion of Staffchex, for the purpose of carrying out the terms of payment and transfer under the Success Fee, and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the same.  This power of attorney is a power coupled with an interest and shall be irrevocable.  Except as set forth herein with respect to payment of the Deferred Amount, payment of Compensation shall be made via wire transfer on Wednesday (the “Payment Date”) of each week, commencing on the first Wednesday of every week following the Effective Date of this Second Amendment, for the prior week’s collections until this Agreement is terminated in accordance with its terms.

Additionally, the Company agrees to continue to make a total of 104 weekly payments which began on June 3, 2009 of $4,096.00, followed by fifty-two weekly payments of $3,105.00 commencing on Wednesday June 1, 2011 for previous Compensation (the “Prior Compensation”) owed through February 28, 2009, which amounts are inclusive of principle and interest.  Amounts included in Prior Compensation may not be waived or terminated as a result of any other clause contained herein.

If ClearPoint fails to receive payment of Compensation, Deferred Percentage, Prior Compensation or any other amount due and payable in connection with this Amendment No 2 on any given Payment Date, it shall be deemed a material breach of this Agreement.  If the Company fails to make any given payment to ClearPoint, they will have ten (10) business days (the “Cure Period”) to cure any delinquency and bring all subsequent payments which may have become due current.   In the event that the Company fails to make payments as described above during the Cure Period, the rate on all future collections will revert to 1.25% (the “Default Rate”).  Notice will be deemed to have been automatically given in the event of non-payment.  In the event that any delinquent payments are not made during the Cure Period, the Company hereby agrees to submit a request to its receivables factoring company to pay ClearPoint directly for all delinquent and prospective Compensation and Prior Compensation within two (2) business days of the expiration of the Cure Period.  If the Company has not contacted its receivables factoring company within two (2) business days of the expiration of the Cure Period noted above, the Company hereby gives ClearPoint express permission to contact the receivables factoring company directly to request that receivables factoring company forward all future agreed upon fees directly to ClearPoint in accordance with the terms of this Agreement.  The Company shall provide ClearPoint access to all reporting regarding lockbox receipts and weekly submissions to the Company’s lenders, all on a weekly basis.

Within two (2) years after each year of this Agreement, ClearPoint shall have the right to have an independent third party (the “Auditor”) audit the directly relevant financial records generated by the Company for the limited purpose of verifying the accuracy of the amount of the payments owed to ClearPoint under this Agreement.  ClearPoint may cause the Auditor to perform such an audit not more than twice in any twelve (12) month period, however, if any discrepancies are identified in an audit, then ClearPoint can thereafter perform such audits not more than four (4) times per year.  ClearPoint shall give reasonable advance written notice to the Company, and each audit shall be conducted during normal business hours.  The expenses of the Auditor shall be paid by ClearPoint unless, in any given audit, ClearPoint determines that the Compensation paid to ClearPoint differs from that audit by more than five percent (5%), in which case the reasonable expenses of the Auditor shall be paid by the Company.

The Company shall not be permitted to assign, convey, sell, transfer or lease the Customer Account Property (or the underlying Customer Agreements) transferred to the Company pursuant to that Asset Purchase Agreement, dated February 28, 2008, by and between the Company and  ClearPoint, without obtaining the prior written consent of ClearPoint; provided, however, ClearPoint’s consent will not be required if the assignment, conveyance, sale, transfer or lease of the Customer Account Property (or the underlying Customer Agreement) occurs after February 28, 2012 and is part of a sale of all of the stock or all or substantially all of the assets of the Company (whether by merger, consolidation, sale of stock, operation of law or otherwise).

2. Binding Effect.  All of the terms and provisions of this Agreement shall remain the same in full effect and be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and assigns of the Parties hereto.

3. Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to the choice of law principles thereof.  Any legal action or proceeding arising out of or in connection with this Agreement shall be brought in the federal or state courts located in Philadelphia or Bucks Counties, Pennsylvania, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts.  Each of the parties hereto hereby irrevocably waives any objection to the laying of venue, in personam jurisdiction or based on grounds of forum non-conveniens which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction.

4. Counterparts.   This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this iLabor Network Supplier Amendment No. 2 as of the date above.

CLEARPOINT RESOURCES, INC.		STAFFCHEX, INC.

By:	/s/ Michael Traina	By:	/s/ Ruben Garza
Name:	Michael Traina	Name:	Ruben Garza
Title:	CEO	Title:	CEO

STAFFCHEX SERVICING, LLC

		By:	/s/ Ruben Garza
		Name:	Ruben Garza
		Title:	CEO